Exhibit 1.1

BYLAWS

OF

NATURA &CO HOLDING S.A.

CHAPTER I

NAME, PRINCIPAL PLACE OF BUSINESS, OBJECT AND DURATION

Article 1 - NATURA &CO HOLDING S.A. (“Company”) is governed by these Bylaws and applicable legislation, especially Law No. 6,404, of December 15, 1976 (“Law No. 6,404/76”).

Sole Paragraph - With the admission of the Company to Novo Mercado of B3 S.A. - Brasil, Bolsa, Balcão (“B3”), the Company, the shareholders thereof, including controlling shareholders, managers and members of the fiscal council, if any, shall subject themselves to the provisions of the Novo Mercado Rules.

Article 2 - The Company has its principal place of business and jurisdiction in the City of São Paulo, State of São Paulo.

Sole Paragraph - The Company may open branches, agencies, warehouses, offices and any other establishments in the country as per the resolutions taken by the Board of Officers.

Article 3 - The Company’s corporate purpose is to manage equity interests in companies that develop their core activities in the beauty field, including, but not limited to, fragrances, skincare products, haircare products and make-up, or in a field similar or complementary to that of beauty, including, but not limited to, home and fashion, as quotaholder or shareholder, in Brazil or abroad.

Paragraph 1 - The Company may directly develop other activities similar or complementary to the corporate purpose described in Article 3.

Paragraph 2 - The development of the activities by the companies in which the Company holds any type of direct or indirect interest takes into account the following factors: (i) the short- and long-term interests of the Company and shareholders thereof, and (ii) the short- and long-term economic, social, environmental, and legal effects, with respect to the associates, suppliers, partners, clients and other creditors thereof, as well as the communities in which the Company operates locally and globally.

Article 4 - The Company is incorporated for an indefinite term of duration.

CHAPTER II

SHARE CAPITAL, SHARES AND SHAREHOLDERS

Article 5 - The Company’s capital stock, fully subscribed and paid up, is twelve billion, six hundred and eight million, four hundred and fifty-one thousand, four hundred and sixty-one reais and forty-eight centavos (R$12.608.451.461,48), divided into one billion, three hundred and seventy-one million, eight hundred and nineteen thousand, three hundred and four (1.375.819.304) registered common shares, with no par value.

Article 6 - The Company shall be authorized to increase its share capital, regardless of a bylaws amendment, up to the limit of one billion and five hundred million (1,500,000,000) common shares, with no par value, as resolved by the Board of Directors, which shall set the conditions of the issuance, including the price and term for full payment.

Paragraph 1 - Within the authorized capital limit, the Board of Directors may resolve on the issue of convertible debentures and subscription warrants, as well as the capital increase upon capitalization of profits or reserves, with or without stock dividends.

Paragraph 2 - The Company’s Board of Directors may grant call options or options for subscription of shares, in accordance with plans or programs approved at the General Meeting, to its managers and employees, as well as to the managers and employees of other companies that are directly or indirectly controlled by the Company, without preemptive rights for shareholders upon the granting or exercise of the options, observing the balance of the authorized capital limit on the exercise date of such options for subscription of shares, together with the balance of treasury shares on the exercise date of the call options.

Article 7 - The share capital shall be exclusively represented by common shares and each common share shall entail the right to one vote in the shareholders’ resolutions.

Article 8 - All of the Company’s shares shall be held in book-entry form, in the name of their holders, and shall be held in a trust account with a financial institution authorized by the Brazilian Securities and Exchange Commission ("CVM”).

Sole Paragraph - The transfer cost of the shares may be charged directly to the shareholder by the depositary institution, as may be defined by the custody agreement, with due regard to the maximum limits set by CVM.

Article 9 - The issue of new shares, debentures convertible into shares or subscription warrants, the placement of which is carried out through sale in a stock exchange, public subscription or exchange for shares in a public offer of shares pursuant to articles 257 to 263 of Law No. 6,404/76, or, also, pursuant to special law regarding tax incentives, it may occur without the shareholders being granted a preemptive right for the subscription or with the reduction of the minimum term set forth by law for the exercise thereof.

CHAPTER III

GENERAL MEETING AND MANAGEMENT OF THE COMPANY

SECTION I

GENERAL MEETING

Article 10 - The General Meeting may gather, on an ordinary basis, once a year and, on an extraordinary basis, when called pursuant to the law or these Bylaws.

Paragraph 1 - The resolutions of the General Meeting shall be made by absolute majority of the votes, excluding blank votes, unless otherwise set forth in the applicable legislation.

Paragraph 2 - The General Meeting may only resolve on matters set out in the agenda, included in the respective call notices.

Article 11 - The General Meeting may be held and presided over by any of the Co-chairmen of the Board of Directors or, if absent or prevented from attending the meeting, by the Executive Chairman of the Board of Directors, or, if the Co-chairmen of the Board of Directors and the Executive Chairman of the Board of Directors are absent or prevented from attending the meeting, by the Corporate Governance Officer of the Company, or anyone appointed by either of them. The Chairman of the General Meeting may appoint up to two (2) secretaries.

Article 12 - The General Meeting shall, in addition to the duties set forth by law:

(i)       elect and dismiss members of the Board of Directors and of the Fiscal Council, as the case may be;

(ii)       set the global compensation of the members of the Board of Directors and of the Board of Officers, as well as that of the members of the Fiscal Council, if convened;

(iii)       approve any splitting or grouping of shares;

(iv)        approve share-based compensation programs for its managers and employees, as well as managers and employees of other companies directly or indirectly controlled by the Company;

(v)       resolve on the allocation of the net profits of the year and on the distribution of dividends;

(vi)       elect the liquidator, as well as the Fiscal Council that shall operate during the winding-up period; and

(vii)       resolve on the Company’s exit from the Novo Mercado of B3.

Sole Paragraph - The Chairman of the Meeting shall comply and cause compliance with the provisions of the shareholders’ agreements filed at the Company’s principal place of business, and any votes cast opposing to the content of such agreements may not be taken into account.

SECTION II

MANAGEMENT BODIES

Subsection I

General Provisions

Article 13 - The Company shall be managed by the Board of Directors and by the Board of Officers.

Paragraph 1 - The investiture in office shall occur through an instrument of investiture, which shall state that the individual shall be subject to the commitment clause referred to in Article 36 of these Bylaws, drafted in a proper book, and signed by the manager that was invested in office, with any management guarantee being waived.

Paragraph 2 - The managers shall hold their offices until the investiture of the substitutes thereof.

Paragraph 3 - The managers, in the exercise of their duties, shall observe the short- and long-term interests of the Company, including the interests and expectations of the shareholders, associates, suppliers, partners, clients and other creditors, of the communities in which the Company operates locally and globally, as well as the impacts on the environment.

Article 14 - The Meeting shall determine the annual global allowance for allocation among the managers and the Board of Directors shall be responsible for allocating the amount individually, in compliance with the provisions set forth in these Bylaws.

Article 15 - Any of the management bodies may validly meet with the attendance of the majority of its members and make resolutions by the vote of the majority of those in attendance.

Paragraph 1 - In the event of a tie in the voting of a matter at a meeting of the Board of Directors, the Co-Chairman of the Board of Directors presiding the meeting shall have the casting vote regarding the resolution.

Paragraph 2 - Prior call notice of the meeting, as a condition for being valid, can only be waived if all members thereof attend such meeting, and for such purpose, the votes cast in writing shall be accepted.

Paragraph 3 - The meetings of the management bodies may be held exceptionally by conference call, video conference, email or any other means of communication that allows for the identification of the members and simultaneous communication with all other persons attending the meeting.

Paragraph 4 - Members who attend the meetings by conference call, video conference or other means of communication under the terms of the paragraph above shall confirm their vote by means of a statement sent immediately after the meeting has ended to the person presiding the meeting, by letter, fax, email or another means of communication that allows for the identification of the member. Once the statement is received, the chairman of the meeting shall be vested with full powers to sign the minutes of the meeting on behalf of the referred member.

Subsection II

Board of Directors

Article 16 - The Board of Directors shall be composed of at least nine (9) and at most thirteen (13) members, all of which are elected and may be removed by the General Meeting, for a unified term of office of up to two (2) years, reelection being permitted.

Paragraph 1 - The Board of Directors will be mostly comprised of external members. Among the members of the Board of Directors, at least, one third (1/3) shall be independent directors, according to the definition of the Novo Mercado Rules, and the determination of the individuals appointed to the board of directors as independent directors is to be resolved at the general meeting that elects them, provided that the directors elected through the option provided for in article 141, paragraphs 4 and 5, of Law No. 6,404/76, will also be deemed as independent directors in the event the Company has a controlling shareholder. When, by virtue of compliance with the percentage referred to above, the result is a fractional number of directors, it will be rounded-up to the subsequent whole number.

Paragraph 2 - The members of the Board of Directors must have an unblemished reputation. Those who (i) hold positions in companies that may be considered competitors of the Company or (ii) have or represent conflicting interests with the Company may not be elected, except as otherwise approved by the General Meeting.

Paragraph 3 - Pursuant to art. 115, paragraph 1, of Law No. 6,404/76, the exercise of the voting rights, in the election of the members of the Board of Directors, in circumstances that constitute a conflict of interests with the Company, is forbidden.

Paragraph 4 - A member of the Board of Directors may not have access to information or attend meetings of the Board of Directors related to matters to which he/she has or represents a conflicting interest with the Company.

Paragraph 5 - The Board of Directors may, for a better performance of its duties, create committees or work groups with defined objectives, which shall be composed of persons appointed thereby from among the members of the administration and/or other persons directly or indirectly related to the Company.

Article 17 - In the election of the members of the Board of Directors, the General Meeting shall first determine, by majority vote, the number of Board members to be elected by majority or multiple vote (if requested), and such number may be increased by up to one (1) member, in the event of the election of one (1) separate member by shareholders representing 10% of the capital stock, as provided for in paragraphs 4 and 5, of article 141, of Law No. 6,404/76.

Sole Paragraph - If the multiple vote process is not requested, according to the law, the General Meeting may vote through slates previously registered with the presiding board, which shall ensure the right to appoint one member to the holders of ten percent (10%) or more, individually or in block, of the Company’s common shares. The presiding board shall not accept the registration of any slate in violation of the provisions of this Article.

Article 18 - The Board of Directors shall have up to three (3) Co-Chairmen, as well as one Executive Chairman of the Board of Directors and one Main Executive of the Group, who shall be elected by majority vote of its members, at the first meeting of the Board of Directors immediately after the investiture of such members, or whenever there is a vacancy or resignation in those positions.

Paragraph 1 - The positions of Co-Chairman of the Board of Directors and Group's Main Executive cannot be held by the same person.

Paragraph 2 - The positions of Executive Chairman of the Board of Directors and Group's Main Executive cannot be held by the same person.

Paragraph 3 - The members of the Board of Directors, at the first meeting after their investiture in office, shall also determine the number of Co-Chairmen and then, appoint, among them, who will preside the meetings of the Board of Directors for the term of office.

Paragraph 4 - In addition to their legal attributions, the elected Co-Chairmen shall have the following attributions:

(a)       to coordinate the activities of the Board of Directors, seeking effectiveness and the good performance of the body and each of its members, acting as a link between the Board of Directors and the Group's Main Executive;

(b)       to foster the vision of the Company in accordance with its values, identity and origin;

(c)       to maintain and develop the institutional relationships of the Company with entities and authorities with the purpose of promoting and safeguarding the interests of the Company;

(d)       to keep and promote the relationship with the shareholders of the Company;

(e)       to promote the vision, image and aspects of the independent Business Units within the Company and toward third parties;

(f)       to review and propose the compensations for the Executive Chairman of the Board of Directors and the Group's Main Executive.

(g)       with the support of the Executive Chairman of the Board of Directors and the committees, to organize and coordinate the meeting agendas of the Company’s Board of Directors, the meeting calendars and General Meetings of the Company, call and preside over meetings of the Company’s Board of Directors, ensure that the directors receive the appropriate information for each meeting, as well as ensure the proper functioning of the body;

(h)       to set forth and monitor the process for evaluation of the Executive Chairman of the Board of Directors and the Group's Main Executive, of other members of the Company’s Board of Directors, individually, and of the Board of Directors itself, as well as its committees, as full boards, and the governance office;

(i)       to coordinate the preparation and updating of the plan for succession of the Group's Main Executive; and

(j)       at least one of them shall participate and preside over the Corporate Governance Committee.

Paragraph 5 - The Executive Chairman of the Board of Directors shall have, in addition to his legal attributions as a member of the Board of Directors, the following attributions:

(a)       to monitor the execution of the activities related to the general planning and execution of the Group’s long and short-term strategies, in accordance with the purposes and interests of the group, set by the Company’s shareholders and Board of Directors;

(b)       to propose the governance, pace and levels of interaction between the Company’s Operational Committee, the executive committees of each Business Unit, the Board of Directors, the Board of Officers and the shareholders of the Company;

(c)       to collaborate with the Company’s Board of Directors in the inspection of each Business Unit;

(d)       to support the Co-Chairmen of the Board of Directors in the organization and coordination of the meeting agendas of the Company’s Board of Directors, the schedules of the Company’s meetings and General Meetings, call the meetings of the Company’s Board of Directors, and ensure that the directors receive the appropriate information for each meeting, and ensure the proper functioning of the body; and

(e)       to support the Co-Chairmen of the Board of Directors in the process for evaluation of the members of the Company’s Board of Directors, individually, and of the Board of Directors itself, as well as its committees, as full boards, and the governance office.

Paragraph 6 - The Group's Main Executive shall have, in addition to the legal attributions as a member of the Board of Directors, the following duties as main executive of the business group constituted by the Company and its subsidiaries, controlled companies and affiliates (“Group”):

(a)       to preside over the Operational Committee of the Group and coordinate the action of the officers of the Company and its subsidiaries, controlled companies and affiliates, keeping each Business Unit with their own executive committees and offices;

(b)       to foster collaboration and synergy between the management of each Business Unit, referring the questions to the Board of Directors of the Company and the respective committees;

(c)       to propose to the Board of Directors of the Company, over time, the attributions and duties dedicated to the Company and Business Units; and

(d)       to make recommendations to the Company’s Board of Directors and the Board of Officers regarding the management of the Group, from an outcome point of view, including resource allocations between business units, talent management and cash flow, to ensure that the management is aligned with the objectives and interests approved by the Board of Directors and the shareholders of the Company.

Paragraph 7 - In the event of vacancy in the position of member of the Board of Directors, the substitute will be appointed by the remaining members, and will temporarily exercise the term of office until the date of the next General Meeting to be held, which will appoint a new member (which may be the member temporarily appointed by the Board of Directors), who will serve for the remainder of the term until the end of the unified term of office. For the purposes of this Paragraph, vacancy will occur with the dismissal, death, resignation, proven impediment or disability.

Article 19 - The Board of Directors will hold regular meetings four (4) times a year and may hold extraordinary meetings whenever called by the Co-Chairman appointed under the terms of Paragraph 3 of Article 18 or by the majority of board members.

Paragraph 1 - Notice to all meetings will be given at least seventy-two (72) hours in advance.

Paragraph 2 - All Board of Directors resolutions must be recorded in minutes transcribed on the appropriate book of the Board of Directors and executed by all attending directors.

Paragraph 3 - In the event of temporary absence of any member of the Board of Directors, it may be substituted at Board meetings by another director expressly appointed thereby, in which case such representative should be under a specific power of attorney, stating, among other things, the votes to be cast on the items of the agenda for each meeting. In this case, the director who is replacing the absent director, in addition to his own vote, shall cast the early vote of the absent director.

Article 20 - The Board of Directors shall, in addition to the other duties attributed thereto by law or by the Bylaws:

(i)       exercise the normative functions regarding the Company’s activities, being entitled to call up for analysis and resolution any matter that is not understood as being under the exclusive authority of the General Meeting or the Board of Officers;

(ii)       establish the general orientation of the Company’s businesses;

(iii)       elect and dismiss the Officers of the Company;

(iv)       attribute to the Officers their respective functions, observing the provisions of these Bylaws;

(v)       resolve on the calling of the General Meeting, when deemed appropriate, or in the case of article 132 of the Law No. 6,404/76;

(vi)       supervise the Officers’ management by inspecting, at any time, the Company’s books and documents, and requesting information on agreements executed or which are in the process of being executed and any other acts;

(vii)       analyze the quarterly results of the operations of the Company;

(viii)       choose and remove independent auditors;

(ix)       call the independent auditors to provide the clarifications it deems necessary;

(x)       evaluate the Management Report and the accounts of the Board of Officers, and resolve on their submission to the General Meeting;

(xi)       approve annual and multi-annual budgets, strategic plans, expansion projects and investment programs, as well as monitor their implementation;

(xii)       approve the creation and dissolution of a subsidiary and the Company's interest held in the capital of other companies, in Brazil or abroad, as well as the installation of branches, agencies, warehouses, offices and any other establishments of the Company abroad;

(xiii)       determine the execution of inspections, audits or rendering of accounts in the Company's subsidiaries, controlled companies or affiliates, as well as in any foundations sponsored thereby;

(xiv)       previously issue statements on any subject to be submitted to the General Meeting;

(xv) authorize the issue of shares of the Company, within the limits authorized in article 6 of these Bylaws, establishing the issue conditions, including the paying-up price and term, being also able to exclude the preemptive right or reduce the period for its exercise in the issue of shares, subscription warrants and convertible debentures, whose placement is made by means of sale on the stock exchanges or by public subscription or in public offer for acquisition of control, under the terms set forth by law;

(xvi)       resolve on the Company’s acquisition of its own shares to hold them in treasury and/or subsequent cancellation or disposal;

(xvii)       resolve on the issue of subscription warrants and approve the capital increase upon capitalization of profits and reserves, with or without stock bonus, pursuant to Article 6, Paragraph 1, of these Bylaws;

(xviii)       grant restricted shares and call options or options for subscription of shares, in accordance with plans or programs approved at the General Meeting, to its managers and employees, as well as to the managers and employees of other companies that are directly or indirectly controlled by the Company, without preemptive rights for shareholders upon the granting or exercise of the options, observing the balance of the authorized capital limit on the exercise date of the options for subscription of shares, together with the balance of treasury shares on the exercise date of the call options;

(xix)       establish the amount of the profit sharing of the officers, managers and employees of the Company;

(xx)       resolve on the issuance of debentures;

(xxi)       authorize the Company to post bond with respect to third-party obligations, except in case of wholly-owned subsidiaries of the Company;

(xxii)       approve the Board of Officers' authority and policies, as well as any amendments thereto, which shall include rules for (a) the acquisition of fixed and intangible assets and the assumption of financial commitments, (b) the encumbrance of fixed and intangible assets, (c) the contracting of any fundraising and the issue of any credit instruments to raise funds, whether bonds, notes, commercial papers, promissory notes and others, commonly used in the market, also deciding on its issue and redemption conditions, among other rules of authority, as well as the supervision of compliance with such policy by the members of the board of officers;

(xxiii)       approve hiring of a trustee institution to provide bookkeeping services;

(xxiv)       provide, in compliance with the rules of these Bylaws and applicable legislation, the order of its work and adopt or issue rules for its operation;

(xxv)       pronounce itself for or against any public offer of shares and other securities convertible into or exchangeable for shares issued by the Company, by means of a prior substantiated opinion, disclosed within fifteen (15) days as of the publication of the call notice of the public offer of shares, which shall address, at least: (i) the convenience and opportunity of the public offer of shares regarding the interest of the group of shareholders, including the price and the potential impacts on the liquidity of the shares; (ii) the strategic plans disclosed by the offeror in relation to the Company; and (iii) regarding alternatives to the acceptance of the public offer of shares available on the market, as well as the information required by the applicable rules established by CVM;

(xxvi)       resolve on (i) the statement of interim dividends, pursuant to Article 31, paragraph 3 of these Bylaws; and (ii) the payment or credit of interest on equity during the year to the shareholders, pursuant to the applicable law;

(xxvii)       define the individualization of the global compensation of managers approved by the General Meeting;

(xxviii)        provide a statement on the terms and conditions of corporate restructuring, capital increases and other transactions giving rise to change of control, and decide whether these transactions ensure fair and equitable treatment to the Company’s shareholders;

(xxix)        assess and annually disclose a list of the independent members of the Board of Directors, as well as indicate and justify any circumstances that may compromise their status as independent members; and

(xxx) resolve on transactions with related parties under its authority, as set forth in the corresponding policy of the Company to be approved by the Board of Directors.

Subsection III

Board of Officers

Article 21 - The Board of Officers, whose members may be elected and removed by the Board of Directors at any time, shall be composed of at least two (2) and at most nine (9) members, namely one Financial Officer, one Legal and Compliance Officer, one Global Operations and Procurement Officer, one Executive Officer for Latin America, one Corporate Governance Officer, one Investor Relations Officer and the remaining may be Executive Officers, all of whom shall serve for a term of three (3) years, reelection being permitted, and the position of Investor Relations Officer must be filled.

Paragraph 1 - The election of the Board of Officers shall occur preferably at the first meeting of the Board of Directors held after the Annual General Meeting.

Paragraph 2 - In the case of absence or temporary impediment, the Officers will be replaced by another Officer, chosen by the Group's Main Executive. In case of vacancy, an interim substitute shall be appointed, until the Board of Directors elects a permanent replacement to serve the remainder of the term.

Paragraph 3 - The Officers may accumulate positions, observing the minimum number of two (2) members.

Article 22 - The Board of Officers has all powers to take the actions necessary to represent the Company and consummate the corporate purpose, however special they may be, including to waive rights, settle and agree, pursuant to the applicable legal or statutory provisions, with the resolutions taken by the General Meeting and by the Board of Directors and the provisions and restrictions of authorities assigned to them by the Board of Directors, being especially responsible for:

(i)       complying with and causing compliance with these Bylaws and the resolutions of the Board of Directors and of the General Shareholders’ Meeting;

(ii)       prepare and submit to the Group’s Operational Committee, each year, the strategic plan, its annual reviews, and the general budget of the Company, making sure they are executed, so that they are later sent to the Board of Directors, pursuant to article 26, item “c”, of these Bylaws;

(iii)       resolving on the establishment, transfer and closing of branches, agencies, warehouses, offices and any other establishments of the Company in Brazil;

(iv)       deciding, up to the authority limit determined by the Board of Directors, on the acquisition, disposal and/or encumbrance of fixed and intangible assets and financial commitments associated with projects in which the Company intends to invest;

(v)       submitting, on a yearly basis, the Management Report and the accounts of the Board of Officers, together with the report of the independent auditors, and the proposal pertaining to the use of profits ascertained in the previous year, to the appraisal of the Board of Directors; and

(vi)       submitting, on a quarterly basis, the detailed economic and financial interim balance sheet of the Company and controlled companies thereof.

Article 23 - The Officers, in addition to the activities attributed to them by the Board of Directors, shall have the following duties:

Paragraph 1 - It is incumbent upon the Chief Financial Officer:

(a)       to plan, implement and coordinate the Company’s financial policy, in addition to organizing, preparing and controlling the Company’s budget;

(b)       to prepare financial statements, and to manage the accounting activities and the treasury of the Company, in compliance with applicable legal requirements;

(c)       to provide guidance to the Company on any decision-making that involves financial risks;

(d)       to prepare financial reports and provide information on his or her areas of responsibility to the bodies of the Company;

(e)       plan and execute management policies within his or her scope; and

(f)       other duties that may be assigned thereto from time to time by the Group's Main Executive.

Paragraph 2 - It is incumbent upon the Legal and Compliance Officer:

(a)       to advise and assist the Company with respect to legal matters;

(b)       to defend the interests of the Company before third parties;

(c)       to develop and coordinate the compliance program of the Company; and

(d)       other duties that may be assigned thereto from time to time by the Group's Main Executive.

Paragraph 3 - It is incumbent on the Global Operations and Procurement Officer:

(a)       to prepare the Company's mid- and long-term commercial strategy, through interactions with the departments of the Industrial, Supply, Logistics and Order Cycle areas;

(b)       to monitor the Company's short-term commercial performance; and

(c)        other duties that, from time to time, are determined by the Group's Main Executive.

Paragraph 4 - It is incumbent on the Executive Officer for Latin America:

(a)        to evaluate, define and implement the Company’s business strategies in Latin America, leading the functional and business areas, as well as the future expansion of business to new countries; and

(b)        other duties that, from time to time, are determined by the Group's Main Executive.

Paragraph 5 – It is incumbent on the Corporate Governance Officer:

(a)       to organize and act as secretary at the meetings of the Board of Directors and its committees, being responsible for preparing the minutes of these meetings;

(b)       to organize the processes for integrating new members of the Board of Directors, boards and committees and new officers into the Group;

(c)       to assist the chairman of the Board of Directors in defining relevant matters in the agendas of meetings and optimizing human resources and infrastructure;

(d)       to establish the best dialog between the Board of Directors and the Group’s executive areas;

(e)       to prepare the annual calendar of activities of the Board of Directors and the Annual General Shareholders' Meeting;

(f)       to guide the governance agents on their rights and obligations; and

(g) other duties that, from time to time, are determined by the Group's Main Executive.

Paragraph 6 - It is incumbent upon the Investor Relations Officer:

(a)       to represent the Company before the Brazilian Securities and Exchange Commission – CVM and other control bodies and institutions that act in the capital market;

(b)       to provide information to investors, CVM, stock exchanges in which the Company has its securities negotiated and other bodies related to the activities developed in the capital market, in accordance with applicable laws, in Brazil and abroad;

(c)       to keep the registration of the Company as a publicly-held company updated with CVM; and

(d)       other duties that may be assigned thereto from time to time by the Group's Main Executive.

Paragraph 7 - It is incumbent upon the Executive Officers, in addition to other attributions set forth by the Board of Directors:

(a)       to foster the development of the activities of the Company, with due regard to its corporate purpose;

(b)       to coordinate the activities of the Company and controlled companies thereof;

(c)       to conduct the budgetary management of areas of the Company under their supervision, including management and cost control;

(d)       to coordinate the actions of his/her area and specific responsibilities with that of the other officers; and

(e)       to represent the Company before clients, the press, the society and legal, corporate and governmental entities, safeguarding the interests of the organization and caring for its image;

(f)       other duties that may be assigned thereto from time to time by the Group's Main Executive.

Article 24 - As a general rule and except for the cases covered in the subsequent paragraphs, the Company will always be legally represented by two (2) Officers, or one (1) Officer and one (1) attorney-in-fact, or two (2) attorneys-in-fact, within the limits of the respective powers of attorney.

Paragraph 1 - The acts for which these Bylaws require the prior consent of the Board of Directors may only be performed after this condition has been met.

Paragraph 2 - The Company may be represented by one (1) single Officer or one (1) attorney-in-fact in the following cases:

(a)       where the act to be performed requires a single representative, the Company will be represented by any Officer or attorney-in-fact with special powers;

(b)       with respect to receiving and giving acquittance for amounts owed to the Company, as well as in the case of any correspondence that is not binding upon the Company and the performance of simple administrative routine acts, including those performed before public agencies, mixed-capital companies, the Federal Revenue Office, State Treasury Offices, Municipal Treasury Offices, Commercial Registries, Labor Court, the Social Security Institute (INSS), the Severance Indemnity Fund (FGTS) and its collection banks and other similar acts, and before the National Health Surveillance Agency; and

(c)       in the case the Company is represented by the Investor Relations Officer before CVM and other control bodies and institutions that operate in the capital market.

Paragraph 3 - The Board of Directors may authorize the performance of other acts binding upon the Company by only one of the members of the Board of Officers or an attorney-in-fact, acting alone, or even by the adoption of the limitation of authority criteria, to restrict, in certain cases, the representation of the Company to only one Officer or attorney-in-fact.

Paragraph 4 - When appointing attorneys-in-fact, the following rules shall be complied with:

(a)       all powers of attorney shall be granted jointly by any two (2) Officers;

(b)       if the purpose of the power of attorney is to take actions that require the prior authorization of the Board of Directors, the granting thereof shall be expressly conditioned upon the obtainment of such authorization, which shall be stated in the content thereof; and

(c)       unless otherwise approved by the Board of Directors, all powers of attorney granted on behalf of the Company shall have a limited term of effectiveness, except for powers of attorney for representation in administrative proceedings or with a clause granting general authority to the attorney.

Paragraph 5 - The actions taken in violation of the provisions set forth in this Article shall not be valid nor shall they be binding upon the Company.

Subsection IV

Group’s Operational Committee

Article 25 - The Group’s Operational Committee, an advisory body directly linked to the Board of Directors, with operational autonomy, shall be composed of the following members:

(a)       the Group's Main Executive;

(b)       the main executive of each of the Group's Business Units, as defined by the Board of Directors; and

(c)       other directors or executive officers of the Company nominated by the Group's Main Executive and appointed by the Board of Directors.

Paragraph 1 - The Group's Operational Committee will be chaired by the Group's Main Executive.

Paragraph 2 - The Board of Directors shall approve the Internal Rules of the Group’s Operational Committee, which shall set forth rules regarding call notice, establishment, voting, and frequency of meetings, terms of office, and activities of the Chairman of the Group’s Operational Committee, among other things.

Article 26 - It is incumbent upon the Group's Operational Committee:

(a)       to assist the Board of Directors in the definition and implementation of the global strategy and in the development of the Group's activities, as well as in the supervision of each Business Unit, monitoring the implementation of decisions taken within the scope of the Board of Directors;

(b)        to identify synergies and opportunities for the Group between each Business Unit, both from the point of view of revenue as well as costs;

(c)       to review and submit to the Board of Directors the strategic plan, its annual reviews and the general budget of the Company, including the allocation of resources between the Business Units in accordance with the Group's strategic and business plan and supervise its execution;

(d)       to watch over the organizational aspects of the Group, making recommendations to the Board of Directors on measures necessary for its fluidity and efficiency;

(e)       to act as a forum for discussion and recommendations on back office structures, procurement, IT platforms, real estate structure, capital and supply chain structure and other topics of interest to the Company; and

(f)       to foster the creation of Centers of Excellence among the Business Units.

Subsection V

Audit, Risk Management and Finance Committee

Article 27 - The Audit, Risk Management and Finance Committee (“Audit Committee”), an advising body directly related to the Board of Directors, with operational autonomy, shall be composed of at least three (3) members:

(i)       at least one (1) of whom must be an Independent Director (as defined in the Novo Mercado Rules), to be appointed by the Board of Directors;

(ii)       at least one (1) of whom must have recognized experience in corporate accounting matters, in compliance with the applicable rules issued by CVM;

(iii)       a least one (1) of whom may not be a member of the Company’s Board of Directors; and

(iv)       one (1) of whom may accumulate the qualifications described in items “(i)” and “(ii)” above.

Paragraph 1 -The Audit Committee shall be coordinated by a Chairman designated upon appointment of the members of the Audit Committee, among the Independent Directors.

Paragraph 2 - The Board of Directors shall approve the Internal Rules of the Audit Committee, which shall set forth rules regarding call notice, establishment, voting, and frequency of meetings, terms of office, requirements on the qualifications of its members and activities of the Chairman of the Audit Committee, among other things.

Paragraph 3 - The Audit Committee shall have its own budget, approved by the Board of Directors, intended to cover expenses with its operation and with the hiring of consultants for accounting, legal or other matters, when the opinion of an external or independent expert is necessary.

Article 28 - The Audit Committee shall:

(i)       issue an opinion to the Board of Directors regarding the choice and hiring or dismissal of independent audit services of the Company, being responsible for defining the compensation and supervision of the independent auditors, and for monitoring the effectiveness of the work of the independent auditors and their independence, as well as for assessing the annual work plan of the independent auditor and submitting it for appraisal of the Board of Directors;

(ii)       approve, prior to the resolution by the Board of Directors, any audit or extra-audit services provided by the independent auditor;

(iii)       assist the Board of Directors in monitoring and controlling the quality of the financial statements and assess the quarterly information, interim statement and financial statements;

(iv)       assist the Board of Directors in monitoring the effectiveness of risk management processes and the compliance duty and monitor the activities of internal audit and the internal control area of the Company;

(v)       assist the Board of Directors in monitoring the effectiveness of risk management and assess and monitor the risk exposure of the Company;

(vi)       assess, monitor, and recommend to the management the correction or improvement of the internal policies of the Company, including the policies on transactions with related parties;

(vii)       have the means to receive, hold and treat information regarding relevant errors or frauds related to accounting, audit, internal controls and financial statements, as well as non-compliance with legal and normative provisions applicable to the Company, in addition to internal rules and codes, including with the projection of specific procedures for protection of the provider and confidentiality of the information;

(viii)       other duties set forth in the Internal Rules of the Audit Committee.

SECTION III

FISCAL COUNCIL

Article 29 - The Company's Fiscal Council, with the duties set forth by law, shall be composed of three (3) members and an equal number of alternates.

Paragraph 1 - The Fiscal Council shall not operate on a permanent basis and shall only be installed upon call by the shareholders, in accordance with the legal provisions.

Paragraph 2 - The investiture of the Fiscal Council members, whether sitting members or alternates thereof, shall be conditioned upon the execution of the instrument of investiture, which shall set forth that it shall be subject to the commitment clause referred to in Article 36 of these Bylaws, as well as the compliance with the applicable legal requirements.

CHAPTER IV

DISTRIBUTION OF PROFITS

Article 30 - The fiscal year shall start on January 1 and end on December 31 of each year.

Paragraph 1 - At the end of each fiscal year, the Board of Officers shall prepare, pursuant to the applicable legal principles, the following financial statements:

(a)       balance sheet;

(b)       profit and loss statement;

(c)       statement of comprehensive income;

(d)       statement of stockholders’ equity;

(e)       statement of cash flows;

(f)       value added statement; and

(g)       explanatory notes to the financial statements.

Paragraph 2 - The Board of Directors shall submit to the Annual General Meeting a proposal on the intended allocation of net profits, together with the financial statements of the year, subject to the provisions set forth in these Bylaws and in the law.

Article 31 - The shareholders shall be entitled to receive, in each year, as dividends, a minimum mandatory percentage of thirty percent (30%) on the net profit, with the following adjustments:

(i)       the addition of the amounts resulting from the reversal, in the year, of reserves for previously created contingencies;

(ii)       the decrease of the amounts intended, in the exercise, for the creation of the legal reserve and reserves for contingencies; and

(iii)       whenever the amount of the minimum compulsory dividend exceeds the realized portion of the net profit for the year, the management may propose, and the General Meeting may approve, the allocation of the excess to create an unrealized profit reserve (article 197 of Law No. 6,404/76).

Paragraph 1 - The Meeting may assign to the managers a share in the profits, subject to the relevant legal limits. The payment of such profit sharing is conditioned upon the allocation to the shareholders of the mandatory dividend referred to in this Article. Whenever the semi-annual balance sheet is prepared and interim dividends are paid based on it in an amount at least equal to thirty percent (30%) on the net profits of such period, calculated pursuant to this Article, a share of the semi-annual profits may be paid to the managers, upon resolution of the Board of Directors, by referendum of the General Meeting.

Paragraph 2 - The Meeting may resolve on, at any time, distributing dividends due to preexisting profit reserves or profits accrued in the previous years, thus kept as a result of a resolution of the Meeting, after the mandatory dividend referred to in this Article is assigned to the shareholder in each year.

Paragraph 3 - The Company may prepare semi-annual or interim balance sheets. The Board of Directors may resolve on the distribution of dividends from the account of profits ascertained in those balance sheets. The Board of Directors may also declare interim dividends from the account of accrued profits or from profits reserves existing in those balance sheets or in the last annual balance sheet.

Paragraph 4 - The dividends not claimed within three (3) years shall become time-barred to the benefit of the Company.

Paragraph 5 - The Board of Directors may pay or credit interest on net equity, pursuant to the applicable legislation.

Article 32 - The General Meeting may resolve on the capitalization of reserves created in semi-annual or interim balance sheets.

CHAPTER V

DISPOSAL OF SHARE CONTROL AND OPA AS A RESULT OF REACHING A RELEVANT INTEREST

SECTION I

DISPOSAL OF SHARE CONTROL

Article 33 - The direct or indirect disposal of the Company’s control, through a single transaction or through successive transactions, shall be contracted under the condition precedent or condition subsequent that the purchaser undertakes to carry out the public offer of shares, the object of which shall be the shares issued by the Company and held by other shareholders, observing the conditions and the terms set forth in the legislation and in the prevailing regulations and in the Novo Mercado Rules, so as to ensure them a treatment equal to that provided to the disposing party.

SECTION II

OPA AS A RESULT OF REACHING A RELEVANT INTEREST

Article 34 - Any Relevant Shareholder that acquires or becomes the owner of shares issued by the Company in an amount equal to or higher than twenty-five percent (25%) of the total number of shares issued by the Company shall, within sixty (60) days as of the date of acquisition or the event that resulted in the ownership of shares in an amount equal to or higher than twenty-five (25%) of the total number of shares issued by the Company, register or apply for registration of, as the case may be, a public offer for the acquisition of all shares issued by the Company (“OPA”), in compliance with the provisions of the applicable CVM regulations, the regulations of B3 and the terms of this Article.

Paragraph 1 - The OPA shall be (i) directed indistinctly to all shareholders of the Company, (ii) carried out in an auction to be performed at B3, (iii) launched with the price determined pursuant to the provisions of paragraph 2 below, and (iv) paid at sight, in Brazilian currency, against the acquisition under the OPA of shares issued by the Company.

Paragraph 2 - The acquisition price in the OPA of each share issued by the Company cannot be lower than the result obtained applying the following formula:

OPA Price = Share Value

Where:

‘OPA Price’ means the acquisition price of each share issued by the Company in the OPA set forth in this article.

‘Share Value’ means the greatest amount between: (i) the highest unit price achieved by shares issued by the Company during the period of twelve (12) months prior to the OPA in any stock exchange in which the Company’s shares are traded, (ii) the highest unit price paid by the Relevant Shareholder, at any time, for one share or tranche of shares issued by the Company; and (iii) the amount equivalent to twelve (12) times the Company’s Average Consolidated EBITDA (as defined in paragraph 11 below) minus the Company’s net consolidated debt, divided by the total number of shares issued by the Company.

Paragraph 3 - The conduct of the OPA referred to in the main section of this Article shall not exclude the possibility of another shareholder of the Company or, if applicable, the Company itself, preparing a competitive OPA, pursuant to the applicable regulations.

Paragraph 4 - The conduct of the OPA referred to in the main section of this Article may be waived upon affirmative vote of the shareholders representing the majority of the share capital at an extraordinary general meeting of the Company convened specially to resolve on the OPA.

Paragraph 5 - The Relevant Shareholder shall be obliged to comply with any CVM requests or requirements related to the OPA, within the maximum terms set forth in the applicable regulations.

Paragraph 6 - If the Relevant Shareholder fails to comply with the obligations imposed by this article, including with respect to the observance of the maximum terms to comply with any CVM requests or requirements, if applicable, the Company’s Board of Directors shall convene an Extraordinary General Meeting, in which the Relevant Shareholder may not vote, to resolve on the suspension of the exercise of the Relevant Shareholders’ rights that failed to comply with any obligation imposed by this Article, pursuant to the provisions of article 120 of Law No. 6,404/76.

Paragraph 7 - Any Relevant Shareholder that acquires or becomes the holder of other rights, including of usufruct or entailment, over the shares issued by the Company in an amount equal to or higher than twenty-five percent (25%) of the total number of shares issued by the Company shall be equally obliged to, within the maximum term of sixty (60) days counted as from the date of such acquisition or the event that resulted in the ownership of such rights over shares in an amount equal to or higher than twenty-five percent (25%) of the total number of shares issued by the Company, register or apply for registration of, as applicable, an OPA, pursuant to the terms described in this Article 34.

Paragraph 8 - The obligations set out in article 254-A of Law No. 6,404/76 and in articles 33 and 35 of these Bylaws do not exempt the Relevant Shareholder from complying with the obligation set forth in this Article.

Paragraph 9 - The provisions of this Article 34 do not apply if a person becomes the holder of shares issued by the Company in an amount in excess of twenty-five percent (25%) of the total number of shares issued thereby as a result of (i) the merger of another company into the Company, (ii) the merger of shares from another company into the Company or (iii) the subscription of shares of the Company, carried out in a sole IPO approved at a General Meeting of the Company, convened by its Board of Directors, and the capital increase proposal of which has determined the setting of the issue price of the shares based on an economic value obtained from a report on the economic and financial assessment of the Company prepared by a specialized institution or company with proven experience in the assessment of publicly-held companies.

Paragraph 10 - For purposes of calculation of the twenty-five percent (25%) of the total shares issued by the Company described in the main section of this Article, the involuntary accretions of equity interests as a result of the cancellation of treasury shares or a reduction in the Company’s share capital with the cancellation of shares.

Paragraph 11 - For purposes of these Bylaws, the capitalized terms below shall have the following meanings:

“Relevant Shareholder” means any person (including, but not limited to, any individual or legal entity, investment fund, condominium, securities portfolio, universality of rights, or other type of organization, resident, domiciled or with principal place of business in Brazil or abroad), or a group of persons bound by a voting trust with the Relevant Shareholder and/or that acts representing the same interest as the Relevant Shareholder, that may subscribe and/or acquire shares of the

Company. The examples of persons who may represent the interests of the Relevant Shareholder include any person

(i) that is directly or indirectly controlled or managed by such Relevant Shareholder, (ii) that controls or manages, in any way, the Relevant Shareholder, (iii) that is directly or indirectly controlled or managed by any person that directly or indirectly controls such Relevant Shareholder, (iv) in which the controlling shareholder of such Relevant Shareholder holds, directly or indirectly, an equity interest equal to or higher than thirty percent (30%) of the share capital, (v) in which such Relevant Shareholder holds, directly or indirectly, an equity interest equal to or higher than thirty percent (30%) of the share capital, or (vi) that holds, directly or indirectly, an equity interest equal to or higher than thirty percent (30%) of the share capital of the Relevant Shareholder.

“Outstanding Shares” means all shares issued by the Company, except for those (i) held directly or indirectly by the Controlling Shareholder and/or persons related thereto; (ii) held in the Company’s treasury; (iii) held by a company controlled by the Company; and (iv) held directly or indirectly by the managers of the Company.

“Company’s Average Consolidated EBITDA” is the arithmetic means of the Company’s Consolidated EBITDA related to the two (2) most recent full fiscal years.

“Company’s Consolidated EBITDA” means the Company’s consolidated operating profit before the net financial expenses, income tax and social contribution, depreciation, depletion and amortization, as ascertained based on the consolidated audited financial statements related to the end of the most recent fiscal year made available by the Company to the market.

Paragraph 12 - If CVM regulations applicable to the OPA set forth in this Article determine the adoption of a calculation criterion to set the acquisition price of each share of the Company in the OPA that results in an acquisition price higher than that determined pursuant to Paragraph 2 above, the acquisition price calculated pursuant to CVM regulations shall prevail in the execution of the OPA set forth in this Article.

Article 35 - Any Relevant Shareholder that has subscribed for and/or acquired shares issued by the Company in an amount equal to or higher than thirty percent (30%) of the total number of the Company’s Outstanding Shares and that wishes to carry out a new acquisition of shares issued by the Company in an stock exchange shall be obliged to, prior to each new acquisition, inform the Company and B3 in writing of its intention to acquire other shares issued by the Company, at least three (3) business day prior to the expected date of the new acquisition of shares, always pursuant to the prevailing legislation, CVM regulations and applicable B3 regulations.

Sole Paragraph - If the Relevant Shareholder fails to comply with the obligations imposed by this Article, the Company’s Board of Directors shall convene an Extraordinary General Meeting, in which the Relevant Shareholder may not vote, to resolve on the suspension of the exercise of the Relevant Shareholders’ rights that failed to comply with any obligation imposed by this Article, pursuant to the provisions of article 120 of Law No. 6,404/76.

CHAPTER VI

ARBITRATION COURT

Article 36 - The Company, its shareholders, managers and Fiscal Council members, whether sitting or alternates, if any, undertake to solve, through arbitration, before the Market Arbitration Chamber, pursuant to its regulations, any disputes that may arise among them, related to or as a result of being an issuer, shareholders, managers and Fiscal Council members, specially arising out of the provisions set forth in Law No. 6,385, of December 7, 1976, in Law No. 6,404/76, in the Company’s Bylaws, in the rules issued by the National Monetary Council, by the Central Bank of Brazil and by CVM, as well as in the other rules applicable to the operation of the capital market in general, in addition to those set out in the Novo Mercado Rules, the other regulations of B3 and in the Novo Mercado Participation Agreement.

CHAPTER VII

COMPANY’S LIQUIDATION

Article 37 – The Company shall be liquidated in cases determined by law, and the General Meeting shall elect the liquidator or liquidators, as well as the Fiscal Council that shall operate during said period, in compliance with the legal formalities.

CHAPTER VIII

INDEMNIFICATION AGREEMENT

Article 38 - Within the limits set forth in this Article, the Company shall indemnify and hold their Directors, Officers, Committee members and their other employees holding management positions or roles in the Company (jointly or separately, “Beneficiaries”) harmless, in case of any damage or loss actually incurred by the Beneficiaries in view of the regular exercise of their duties in the Company.

Paragraph 1 - The Company shall not indemnify the Beneficiary for (i) actions taken out of the scope of the exercise of the duties or powers; (ii) actions taken with bad faith, gross negligence, fault or fraud; (iii) actions taken to their own benefit or that of third parties, in violation of the company’s corporate interest; (iv) indemnifications resulting from a social action set forth in article 159 of Law No. 6,404/76 or reimbursement of losses addressed in article 11, paragraph 5, II, of Law No. 6,385, of December 7, 1976; and (v) other exclusions of indemnification set forth in the indemnification agreement entered into with the Beneficiary.

Paragraph 2 - In case the Beneficiary is sentenced, by a final and unappealable court, arbitration or administrative decision and which cannot be appealed in view of the actions taken (i) out of the scope of the exercise of their duties; (ii) with bad-faith, gross negligence or fraud; or (iii) in their own interest or that of third parties, in violation of the Company’s corporate interest, they shall reimburse the Company for all costs and expenses incurred with the legal assistance, pursuant to the prevailing legislation.

Paragraph 3 - The indemnification conditions and limits that are object of this Article shall be established in an indemnification agreement, the standard form of which shall be approved by the Board of Directors, without prejudice to the contracting of a specific insurance to cover for management risks.

CHAPTER IX

FINAL AND TRANSITIONAL PROVISIONS

Article 39 – Events not mentioned in these Bylaws shall be settled at the General Meeting and under the provisions of Law No. 6,404/76, with due regard to the Novo Mercado Rules.

Article 40 – The Company shall comply with the shareholders’ agreements filed at its principal place of business, and the members of the presiding board of the General Meeting or of the Board of Directors shall be expressly forbidden from accepting and considering any vote by any shareholder, signatory to the shareholders’ agreement duly filed at the principal place of business, cast in violation of what was agreed upon in such agreement, and the Company shall also be expressly forbidden from accepting and proceeding with the transfer of shares and/or encumbrance and/or assignment of a preemptive right to subscription of shares and/or other securities in violation of the provisions and terms agreed upon in the shareholders’ agreements.

Article 41 - The Company may not grant financing or guarantees of any type to third parties, in any way, for businesses foreign to its corporate interests.

Sole Paragraph - The Company may not grant financing or guarantees of any type, in any way, to the controlling shareholders.

Article 42 - The provisions of Section II of Chapter V of these Bylaws do not apply to the Company’s shareholders who are signatories of the Company’s Shareholders Agreement, dated September 4, 2019 and filed at the headquarters of the Company, as well as to the purchasers of shares of the Company through Permitted Transfers, as defined in such Company’s Shareholders Agreement, including, but not limited to, purchasers who are (i) descendants and spouses, heirs or testamentary heirs of the shareholders, who acquire the related shares (and/or shares issued by Natura Cosméticos S.A. that may contribute to the capital of the Company), as a result of the advance of a legitimate, inheritable donation or succession; or (ii) holding companies, investment funds, trusts or similar trust entities, whose beneficiaries are the shareholders, their descendants, spouses, heirs or testamentary heirs.